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                                                                EXHIBIT 3.22.2

                            ARTICLES OF AMENDMENT TO
                        THE ARTICLES OF INCORPORATION OF
                        D P MEDIA OF RALEIGH DURHAM, INC.

         Pursuant to Section 607.1003 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of D P MEDIA OF RALEIGH DURHAM, INC. (the "Corporation"), are hereby amended according to these Articles of
Amendment:

         FIRST:   The name of the Corporation is:

                        D P MEDIA OF RALEIGH DURHAM, INC.

         SECOND: That Article V, entitled Authorized Shares, is hereby amended in its entirety to read as follows:

         "The maximum number of shares that the corporation is authorized to have outstanding at any time is 1,000 shares of common stock having a par value of $.01 per share."

         THIRD:   The foregoing amendment was duly adopted by the Board of
Directors of the Corporation on June ___, 1998 and the Shareholders of the Corporation on June ___, 1998.

         FOURTH: The number of votes cast for the amendment by the Shareholders of the Corporation constitutes a sufficient number of votes to approve the amendment.

         IN WITNESS WHEREOF, the undersigned Secretary of the Corporation has executed this instrument this _____ day of June, 1998.



                                       Devon Paxson, Secretary